Exhibit 99

For Immediate Release

Morgan Stanley Announces Record and Distribution Dates for Spin-off
of Discover

NEW YORK, June 1, 2007 - Morgan Stanley (NYSE: MS) today announced that its Board of Directors has approved the spin-off of Discover Financial Services.  The distribution of all of the outstanding shares of Discover common stock will be made on June 30, 2007 to Morgan Stanley stockholders of record as of the close of business on June 18, 2007.  Morgan Stanley will distribute one share of Discover common stock for every two shares of Morgan Stanley common stock outstanding on the record date.  Stockholders will receive cash in lieu of fractional shares for amounts less than one full Discover share.

Following the distribution, Discover will be an independent, publicly traded company.  Discover’s common stock has been authorized for listing on the New York Stock Exchange (NYSE) under the symbol “DFS.”  Morgan Stanley has received a favorable tax ruling to the effect that the distribution will be tax-free to Morgan Stanley stockholders for U.S. federal income tax purposes.

John J. Mack, Chairman and CEO of Morgan Stanley, said, “We believe the spin-off of Discover will enhance value for the shareholders of Morgan Stanley, and position both companies for continued success.  As a well-capitalized company with an independent board of directors, Discover will be able to build on its strong brand and significant scale to execute its growth strategy.  At the same time, we believe the spin-off of Discover will position Morgan Stanley to continue accelerating our growth and building on the positive momentum we have achieved across our securities businesses.”

David Nelms, CEO of Discover, said, “Discover will be even better positioned to create long-term value as a standalone company.  We have a clear strategy to increase profitability by continuing to grow our card-issuing business and realizing the substantial opportunities in the fast-growing payments business.  We believe we are well positioned to build on the success we have achieved as part of Morgan Stanley.”

Shares of Morgan Stanley will trade “regular way” throughout the period leading up to and including the distribution date.  Anyone who buys or sells shares of Morgan Stanley common stock in the “regular way” market prior to and on the distribution date will be buying or selling Morgan Stanley stock that includes the entitlement to receive shares of Discover common stock at the distribution date.  Accordingly, prior to the distribution date, the Morgan Stanley stock price will reflect the benefit of the Discover distribution.  On July 2, the first day of trading following the distribution date, Morgan Stanley stock will trade “regular way” without the benefit of the Discover distribution and Discover stock will trade “regular way” as a standalone company.

In addition, Morgan Stanley has been advised by the NYSE that shares of Morgan Stanley and Discover will trade on a “when issued” basis on the NYSE beginning during the week of June 11, 2007 and continuing throughout the period leading up to the distribution under the symbols “MS wd” and “DFS wi,” respectively.  Morgan Stanley “when issued” trades will settle after the distribution date without the benefit of the Discover distribution.  Discover “when issued” trades will settle after the distribution date with shares of Discover as a standalone company.

Holders of Morgan Stanley common stock are encouraged to consult with their financial advisors regarding the specific implications of trading Morgan Stanley common stock on or before the distribution date.

Information Statement

Morgan Stanley will mail an information statement to all holders of Morgan Stanley common stock.  The information statement will include information regarding the procedures by which the distribution will be effected, the business and management of Discover, the risks of holding Discover common stock and other details of the distribution.  The information statement is included as an exhibit to the registration statement on Form 10, as amended, filed by Discover with the Securities and Exchange Commission (SEC) in connection with the distribution and is available at the SEC’s website at http://www.sec.gov.  The Form 10 was declared effective by the SEC on June 1, 2007.

No action is required by Morgan Stanley stockholders to receive their Discover common stock, and Morgan Stanley stockholders will not be required to surrender any Morgan Stanley shares or pay anything, other than any taxes and other fees due on cash received in lieu of fractional shares. No approval of the distribution by Morgan Stanley stockholders is required or being sought.

Registered holders of Morgan Stanley common stock who are entitled to receive the distribution will have their accounts credited with shares of Discover common stock prior to the opening of the NYSE on Monday, July 2, 2007 and thereafter will receive an account statement reflecting their ownership of Discover common stock.  Holders of Morgan Stanley common stock who hold their shares through a broker, bank or other nominee will have their brokerage accounts credited with the Discover common stock.

About Morgan Stanley
Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 31 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. The words “expect,” “intend,” “will” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Morgan Stanley undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the underlying assumptions and expectations related to the spin-off of Discover proving to be inaccurate or unrealized, including, among other things, the likelihood of and expected timing for completion of the spin-off, the timing and development of a “when issued” trading market and the timing of the mailing of the information statement to Morgan Stanley stockholders. Additional factors related to these and other expectations are detailed in the registration statement on Form 10, as amended, filed by Discover with the SEC.

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Contacts:

Morgan Stanley Media Relations, Stephanie McMichael, 212.762.6879
Morgan Stanley Investor Relations, William Pike, 212.761.0008

Discover Financial Services Media Relations, Kathryn Beiser, 224.405.5151
Discover Financial Services Investor Relations, Craig Streem, 224.405.3575